Exhibit 10.32

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December             , 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), and Sue Gove (“Executive”), to the Amended and Restated Employment Agreement, dated as of December 28, 2009, between the Company and Executive (the “Employment Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Employment Agreement).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Employment Agreement;

WHEREAS, in order to receive certain severance payments under the Employment Agreement, the Executive’s employment must be involuntarily terminated by the Company without Cause, the Company must cancel an automatic extension of the Employment Agreement, or the Executive must resign for Good Reason; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Employment Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Employment Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 7(g) of the Employment Agreement provides that no amendment to the Employment Agreement will be effective unless it is in writing and signed by the Company and Executive; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b)(i) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(i) If, prior to the occurrence of a Change of Control (A) the chief executive officer or Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) her earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) her Earned Bonus (payable in accordance with Section 4(b)); and (3) an amount equal to (a) 50% of her then-current total Annual Base Salary if such termination occurs prior to the six (6) month anniversary of the Effective Date, or (b) 100% of her then-current total Annual Base Salary payable if such termination occurs at any time between the six (6)-month anniversary of the Effective Date and the twenty-four (24) month anniversary of the Effective Date, or (c) 200% of her then-current total Annual Base Salary if such termination occurs at any time during the Term after the second annual anniversary of the Effective Date, payable over the six (6) month, twelve (12) month or twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures.”

2.	Section 5(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) If, on or following the occurrence of a Change of Control (A) the chief executive officer or Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) her earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) her Earned Bonus (payable in accordance with Section 4(b)); and (3) an amount equal to (a) 200% of her then-current total Annual Base Salary, payable over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures. This obligation shall remain in effect only until Executive accepts other employment. For the avoidance of doubt, if Executive is entitled to payment under this Section 5(b)(ii), she shall not be entitled to payment under Section 5(b)(i).”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Employment Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect throughout the entire term as set forth in the Employment Agreement, including any extensions thereto.

	(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Date:	By:
Name Title

SUE GOVE

Date:

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